Exhibit 3.7.1
OFFICE OF THE
PUBLIC REGULATION COMMISSION
CERTIFICATE OF MERGER
OF
ALAMOGORDO AVIV, L.L.C.
3297892
     The Public Regulation commission certifies that the Articles of Merger, duly signed and verified pursuant to the provisions of the
LIMITED LIABILITY COMPANY ACT
(53-19-1 TO 53-19-74 NMSA 1978)
have been received by it and are found to conform to law.
     Accordingly, by virtue of the authority vested in it by law the Public Regulation Commission issues this Certificate of Merger and attaches hereto a duplicate of the Articles of Merger.
Dated: JUNE 16, 2005

In testimony whereof, the Public Regulation of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

/s/ Ben R. Luján Chairman

/s/ Ann Echols Bureau Chief

FILED IN OFFICE OF
NM PUBLIC REG. COMM.
3297892

JUN 16, 2005

	ARTICLES OF MERGER	CORPORATION BUREAU
     Pursuant to Sec. 53-19-62.1 of the New Mexico Limited Liability Company Act, the undersigned submit the following Articles of Merger:
     1. The name and jurisdiction of formation or organization of each limited liability company and limited partnership party to the merger are:

2581.791	Alamogordo Aviv, L.L.C.	New Mexico
Survivor

	Alamogordo Santa Fe	Santa Fe County,
	Associates	New Mexico
Limited Partnership
     2. The date the articles of organization of the limited liability company was filed is May 12, 2005.
     3. A plan of merger has been approved and signed by each limited liability company and limited partnership that is to merge.
     4. The name and address of the surviving entity are:
Alamogordo Aviv, L.L.C.
2 North LaSalle Street, Suite 725
Chicago, Illinois 60602
     5. The effective date of the merger is June 30, 2005.

Date June 15, 2005

ALAMOGORDO AVIV, L.L.C

By:	/s/ Samuel Kovitz Samuel Kovitz, its Authorized Person

ALAMOGORDO SANTA FE ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Zev Karkomi Zev Karkomi, its Authorized Person